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                                                                    EXHIBIT 99.1


[CEPHALON LOGO]                                                             News


                                                               CEPHALON CONTACT:
                                                                 Robert W. Grupp
                                                                  1-610-738-6402
                                                             rgrupp@cephalon.com

FOR IMMEDIATE RELEASE

          CEPHALON, INC. COMPLETES ACQUISITION OF FRANCE'S GROUP LAFON

     WEST CHESTER, PA, December 28, 2001 - Cephalon, Inc. (Nasdaq: CEPH) announced today that it has completed its previously announced acquisition of the French pharmaceutical company Group Lafon.

     With this acquisition, Cephalon now controls worldwide rights to its flagship product PROVIGIL(R) (modafinil) Tablets [C-IV] and has acquired Lafon's manufacturing facilities in Mitry-Mory where the active drug substance found in PROVIGIL is produced. Cephalon also has acquired the entire portfolio of Lafon products sold in France and the commercial operations of Laboratoire L. Lafon. The French company will operate as a wholly owned subsidiary of Cephalon.

     "This acquisition is important both strategically and financially, and we are pleased with the rapid closure of the transaction," said Frank Baldino, Jr., Ph.D., Chairman and Chief Executive Officer of Cephalon. "The process of integrating our two organizations - which began soon after the acquisition was announced in early December - is going extremely well. We believe this acquisition will enable us to quickly and significantly strengthen our position in Europe."

     Cephalon, Inc., headquartered in West Chester, Pennsylvania, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological and sleep disorders, cancer and pain.

     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding the timing of the integration of Lafon into Cephalon's business, the impact of the acquisition on Cephalon's position in Europe, anticipated scientific progress on its research programs,

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development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statements, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.


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